Exhibit 10.4

FIRST AMENDMENT
TO
THE DAVEY 401KSOP AND ESOP
(January 1, 2022 Restatement)

The Davey 401KSOP and ESOP (the “Plan”), presently maintained under an amendment and restatement made effective as of January 1, 2022, is hereby amended, effective July 1, 2024, to provide as follows:
1. Section 8.3(a) of the Plan is hereby amended in its entirety to read as follows:
(a) In the event that the Participant has no vested interest in his Separate Accounts upon the occurrence of his Settlement Date or the aggregate value as of the date of distribution does not exceed $7,000 resulting in the Participant’s receipt of a single sum payment of the vested portions of his Separate Account, the non vested balance of his Separate Accounts attributable to Employer Contributions will be forfeited and his Separate Accounts closed as of the last day of the Plan Year (i) in which such Settlement Date occurs, if the Participant has no vested interest in his Separate Accounts, or (ii) in which the single sum distribution occurs.
2. Section 8.3(b) of the Plan is hereby amended in its entirety to read as follows:
(b) In the event that the Participant’s vested interest in his Separate Accounts has an aggregate value that exceeds $7,000 and the Participant is eligible for and consents in writing to a single sum distribution of such vested interest, the balances remaining in the Participant’s Separate Accounts will be forfeited and his Separate Accounts closed as of the last day of the Plan Year in which such single sum distribution occurs, provided that such distribution occurs prior to the end of the second Plan Year beginning on or after the Participant’s Settlement Date.

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EXECUTED at Kent, Ohio, this 30 day of June, 2024.

THE DAVEY TREE EXPERT COMPANY

By:	Jennifer Behrend
Title:	Director, Human Resources Administration